                            CONSENT OF STOCKHOLDERS
                                      OF
                             THE GATES CORPORATION


     The undersigned, being all of the Stockholders (the "Stockholders") of The Gates Corporation, a Delaware corporation ("Gates"), take the actions below in their indicated capacities as of July 24, 1996.

     All capitalized terms not defined herein shall have the meanings attributed to them in the agreement dated December 29, 1995, as amended (the "Exchange Agreement") among Gates, the Stockholders and Tomkins PLC ("Tomkins").

                                       I
                      In Capacity as Voting Stockholders
                      ----------------------------------

     In their capacity as Stockholders taking action on behalf of Gates, the Stockholders take the following actions:

     1. Reaffirm Gates' execution of the Exchange Agreement, as originally executed, and each of its amendments to the date hereof, and all actions taken or to be taken thereunder by Gates.

     2. Approve the terms, and Gates' execution, of (a) the proposed Cody Agreement and the proposed Tax Sharing Agreement between Gates and Cody, (b) documentation in connection with the merger of The Gates Rubber Company into Gates and the mergers of Gates Land Company and A Bar A Ranch, Inc., into Cody, and (c) the proposed Consulting and Non-Compete Agreement among Charles C. Gates, Jr., Gates and Tomkins.

     3. Reaffirm establishment of The Gates Long Term Service Recognition Plan, under which selected Gates officers and employees will receive Gates common stock prior to the closing, and authorizes the payments by Gates of the other benefits set forth on Exhibit A hereto and the withholding of income and other taxes applicable to such payments.

                                      II
                    Individually, as Stockholders of Gates
                    --------------------------------------

     Acting individually, as a Stockholder of Gates, each Stockholder takes the following actions:

     1. Reaffirms execution of the Exchange Agreement, acting alone or through the Stockholders' Representative, and performance of the Stockholder's obligations thereunder, including exchange of the Stockholder's shares of Gates common stock for Tomkins preference shares.




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     2.  Affirms the terms of, and agrees to execute and deliver, the proposed
Coordination Agreement, and to carry out and perform the Stockholder's obligations thereunder.

     3. Reaffirms the actions taken on its behalf by Gates in obtaining the Guarantee dated February 27, 1996, and issued by Morgan Guaranty Trust Company of New York in favor of Charles C. Gates, Jr., as Stockholders' Representative.

     4. With the exception of The Gates Family Foundation, (a) appoints Gates Capital Management, LLC, a Colorado limited liability company, to act as the Stockholder's nominee for the purpose of holding title to the Tomkins preference shares and Cody common shares in accordance with the terms of the Nominee Agreement, attached hereto as Exhibit B and hereby made a part of this Consent of Stockholders, (b) approves the terms of the Nominee Agreement, and (c) requests Tomkins or its representative and Cody, respectively, to issue the Stockholder's Tomkins preference shares and Cody common shares in the name of such nominee, rather than in the name of the Stockholder.

     5. Acknowledges, approves and hereby reconfirms the Stockholder's appointment of Charles C. Gates, also known as Charles C. Gates, Jr., as Stockholders' Representative pursuant to the Exchange Agreement and for all other purposes for which individual actions by the Stockholder, as such, are required or advisable.

     6. Acknowledges and supports the appointment of Charles C. Gates, also known as Charles C. Gates, Jr., as a member of the Board of Directors of Tomkins, as set forth in section 7.27 of the Exchange Agreement.

     7. If required to execute a Gain Recognition Agreement pursuant to section 1.367(a)-3T(g) of the Treasury Regulations under the Internal Revenue Code, agrees to execute and deliver such agreement and to file the annual certifications and waiver with the Internal Revenue Service as required by
Section V of such agreement.

                                      III
                               Other Provisions
                               ----------------

     1. Except as disclosed in section 5.6 of the Disclosure Schedule to the Exchange Agreement (the "Disclosure Schedule") and except for The Gates Family Foundation, each of the Stockholders represent and warrant that such Stockholder is prohibited by the terms of the trust agreement pursuant to which such Stockholder was formed to distribute the corpus of such Stockholder's trust to its beneficiaries until no earlier than December 31, 2006.

     2. Following the Closing and until no earlier than December 31, 2006, as required by section 7.2 of the Exchange Agreement, each of the Stockholders identified as the trusts enumerated 1 through 10 in section 5.6 of the Disclosures Schedule will not distribute to its beneficiaries any of its trust corpus.


                                      -2-

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     3.  This Consent of Stockholders may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when two or more counterparts have been signed by all of the Stockholders, it being understood that the Stockholders need not sign the same counterpart.

     IN WITNESS WHEREOF, the Stockholders have caused this Consent of Stockholders to be adopted as of the day and year first written above.


                                    /S/ Charles C. Gates
                                    ---------------------------
                                    Charles C. Gates


                                    /S/ LeBurta Gates Atherton
                                    ---------------------------
                                    LeBurta Gates Atherton


                                    /S/ Charla Gates Cannon
                                    ---------------------------
                                    Charla Gates Cannon


                                    /S/ Valerie Gates
                                    ---------------------------
                                    Valerie Gates


                                    /S/ Thomas S. Woodruff
                                    ---------------------------
                                    Thomas S. Woodruff


                                    /S/ Berenice Gates Hopper
                                    ---------------------------
                                    Berenice Gates Hopper


                                    /S/ James A. Woodruff III
                                    ---------------------------
                                    James A. Woodruff III


                                    /S/ June S. Gates
                                    ---------------------------
                                    June S. Gates


                                    /S/ Hazel Gates Woodruff
                                    ---------------------------
                                    Hazel Gates Woodruff


                                    /S/ Frank C. Atherton
                                    ---------------------------
                                    Frank C. Atherton


                                    /S/ Burta Atherton Brooks
                                    ---------------------------
                                    Burta Atherton Brooks


                                      -3-
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                                    /S/ Marjory A. Newell
                                    -------------------------
                                    Marjory A. Newell


                                    /S/ Diane G. Wallach
                                    -------------------------
                                    Diane G. Wallach


                                    /S/ John S. Gates
                                    -------------------------
                                    John S. Gates



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